Exhibit 4.4

EXECUTION VERSION

VOTING AGREEMENT

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TABLE OF CONTENTS

(continued)

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Schedule A	-	Series A Investors
Schedule B	-	Series Seed Investors
Exhibit A	-	Adoption Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 22nd day of December, 2020, by and among Context Therapeutics LLC, a Delaware limited liability company (the “Company”), each holder of the Series A Preferred Units of the Company (“Series A Units”) listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 6.1(a) or 6.2 below, the “Investors”), each holder of Series Seed Units of the Company (“Series Seed Units” and, collectively with the Series A Units, the “Preferred Units”) listed on Schedule B hereto and any other unitholders of the Company or transferees who become parties hereto (collectively with the Investors, the “Unitholders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and the Investors are entering into a Series A Preferred Unit Purchase Agreement (the “Purchase Agreement”) providing for the sale of the Series A Units, and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to designate the election of a member of the management committee of the Company (the “Management Committee”) in accordance with the terms of this Agreement.

B. The Amended and Restated Operating Agreement of the Company (as amended, the “Restated Operating Agreement”) provides that the holders of record of common units of the Company (“Common Units”), exclusively and as a separate class, shall be entitled to elect four of the members of the Company’s Management Committee, each of whom shall be independent.

C. Pursuant to Section 10.1(c) of the Restated Operating Agreement, this Agreement supersedes the provisions of Articles V and XI of that Restated Operating Agreement, and in the event of any inconsistencies between these agreements, the terms of this Agreement shall be controlling.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding the Management Committee.

1.1 Units Entitled to Vote for Management Committee. For purposes of this Agreement, the term “Units” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Management Committee (each, a “Manager”), including without limitation, all Common Units and Preferred Units, by whatever name called, now owned or subsequently acquired by a Unitholder, however acquired, whether through splits, dividends paid in units, reclassifications, recapitalizations, similar events or otherwise.

1.2 Management Committee Composition. Each Unitholder shall vote, or cause to be voted, all Units owned by such Unitholder, or over which such Unitholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of unitholders at which an election of managers is held or pursuant to any written consent of the unitholders, subject to Section 5, the following persons shall be elected to the Management Committee:

(a) Four individuals not otherwise Affiliates of the Company or of any Investor who are mutually acceptable to the holders of a majority of the Common Units, which individuals shall initially be Philip Kantoff, Jennifer Evans Stacey and Richard Berman, with the fourth seat to remain initially vacant; and

(b) The Company’s Chief Executive Officer, who shall initially be Martin Lehr (the “CEO Manager”), provided that if for any reason the CEO Manager shall cease to serve as the Chief Executive Officer of the Company, each of the Unitholders shall promptly vote their respective Units (i) to remove the former Chief Executive Officer of the Company from the Management Committee if such person has not resigned as a member of the Management Committee; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Manager.

To the extent that any of clauses (a) or (b) above shall not be applicable, any member of the Management Committee who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the unitholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Operating Agreement.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.3 Failure to Designate a Management Committee Member. In the absence of any designation from the Persons or groups with the right to designate a manager as specified above, the manager previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, such Management Committee seat shall remain vacant.

1.4 Removal of Management Committee Members. Each Unitholder shall also vote, or cause to be voted, all Units owned by such Unitholder, or over which such Unitholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no manager elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of at least 66% of the Units, entitled under Subsection 1.3 to designate that manager; or (ii) the Person(s) originally entitled to designate or approve such manager pursuant to Subsection 1.3 is no longer so entitled to designate or approve such manager;

(b) any vacancies created by the resignation, removal or death of a manager elected pursuant to Subsections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a manager as provided in Subsection 1.2(a) or 1.2(b) to remove such manager, such manager shall be removed.

All Unitholders shall execute any written consents required to perform the obligations of this Section 1, and the Company shall, at the request of any Person or group entitled to designate managers, call a special meeting of unitholders for the purpose of electing managers.

1.5 No Liability for Election of Recommended Managers. No Unitholder, nor any Affiliate of any Unitholder, shall have any liability as a result of designating a person for election as a manager for any act or omission by such designated person in his or her capacity as a manager of the Company, nor shall any Unitholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a manager as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any manager designee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a manager as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any manager designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Management Committee and designate a replacement designee who is not a Disqualified Designee.

2. Drag-Along Right.

2.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from unitholders of the Company units representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Unit Sale”); or (b) a transaction that qualifies as a “Dissolution Event” as defined in the Restated Operating Agreement.

2.2 Actions to be Taken. In the event that (i) the holders of at least a majority of the Common Units then issued or issuable upon conversion of the Series A Preferred Units (the “Selling Investors”); (ii) the Management Committee; (iii) the holders of a majority of the then outstanding Common Units (other than those issued or issuable upon conversion of the Series A Preferred Units) voting as a separate class, and (iv) a majority of the holders of Series Seed Units, voting together with holders of the Common Units (collectively, (i)-(iv) are the “Electing Holders”) approve a Sale of the Company in writing, specifying that this Section 2 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Subsection 2.3 below, each Unitholder and the Company hereby agree:

(a) if such transaction requires unitholder approval, with respect to all Units that such Unitholder owns or over which such Unitholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Units in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Restated Operating Agreement required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Unit Sale, to sell the same proportion of units of the Company beneficially held by such Unitholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Units, and, except as permitted in Subsection 2.3 below, on the same terms and conditions as the other unitholders of the Company;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 2, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, unit certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units of the Company owned by such party or Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e) to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company, or (ii); asserting any claim or commencing any suit (x) challenging the Sale of the Company or this Agreement, or (y) alleging a breach of any fiduciary duty of the Selling Investors or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, or] the consummation of the transactions contemplated thereby;

(f) if the consideration to be paid in exchange for the Units pursuant to this Section 2 includes any securities and due receipt thereof by any Unitholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Unitholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Unitholder in lieu thereof, against surrender of the Units which would have otherwise been sold by such Unitholder, an amount in cash equal to the fair value (as determined in good faith by the Management Committee) of the securities which such Unitholder would otherwise receive as of the date of the issuance of such securities in exchange for the Units; and

(g) in the event that the Selling Investors, in connection with such Sale of the Company, appoint a unitholder representative (the “Unitholder Representative”) with respect to matters affecting the Unitholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Unitholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Unitholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Unitholder Representative in connection with such Unitholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Unitholders, and (y) not to assert any claim or commence any suit against the Unitholder Representative or any other Unitholder with respect to any action or inaction taken or failed to be taken by the Unitholder Representative, within the scope of the Unitholder Representative’s authority, in connection with its service as the Unitholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

2.3 Conditions. Notwithstanding anything to the contrary set forth herein, a Unitholder will not be required to comply with Subsection 2.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a) any representations and warranties to be made by such Unitholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Units, including, but not limited to, representations and warranties that (i) the Unitholder holds all right, title and interest in and to the Units such Unitholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Unitholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Unitholder have been duly executed by the Unitholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Unitholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Unitholder in connection with the transaction, nor the performance of the Unitholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Unitholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Unitholder;

(b) such Unitholder is not required to agree (unless such Unitholder is a Company officer or employee) to any restrictive covenant in connection with the Proposed Sale (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale);

(c) such Unitholder and its affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates, except that the Unitholder may be required to agree to terminate the investment-related documents between or among such Unitholder, the Company and/or other unitholders of the Company;

(d) the Unitholder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any unitholder of any of identical representations, warranties and covenants provided by all unitholders);

(e) liability shall be limited to such Unitholder’s applicable share (determined based on the respective proceeds payable to each Unitholder in connection with such Proposed Sale in accordance with the provisions of the Restated Operating Agreement) of a negotiated aggregate indemnification amount that applies equally to all Unitholders but that in no event exceeds the amount of consideration otherwise payable to such Unitholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Unitholder, the liability for which need not be limited as to such Unitholder; and

(f) upon the consummation of the Proposed Sale (i) each holder of each class or series of the units of the Company will receive the same form of consideration for their units of such class or Series As is received by other holders in respect of their units of such same class or series of units, (ii) each holder of a series of Preferred Units will receive the same amount of consideration per unit of such series of Preferred Units as is received by other holders in respect of their units of such same series, (iii) each holder of Common Units will receive the same amount of consideration per unit of Common Units as is received by other holders in respect of their units of Common Units, and (iv) unless waived pursuant to the terms of the Restated Operating Agreement and as may be required by law, the aggregate consideration receivable by all holders of the Preferred Units and Common Units shall be allocated among the holders of Preferred Units and Common Units on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Units and the holders of Common Units are entitled in a Dissolution Event (assuming for this purpose that the Proposed Sale is a Dissolution Event) in accordance with the Company’s Restated Operating Agreement in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing provisions of this Subsection 2.3(f), if the consideration to be paid in exchange for Units pursuant to this Subsection 2.3(f) includes any securities and due receipt thereof by any Unitholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Unitholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Unitholder in lieu thereof, against surrender of the Units that would have otherwise been sold by such Unitholder, an amount in cash equal to the fair value (as determined in good faith by the Management Committee) of the securities that such Unitholder would otherwise receive as of the date of the issuance of such securities in exchange for their Units.

2.4 Restrictions on Sales of Control of the Company. No Unitholder shall be a party to any Unit Sale unless (a) all holders of Preferred Units are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Restated Operating Agreement in effect immediately prior to the Unit Sale (as if such transaction(s) were a Dissolution Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Dissolution Event pursuant to the terms of the Restated Operating Agreement, elect to allocate the consideration differently by written notice given to the Company at least five days prior to the effective date of any such transaction or series of related transactions.

3. Remedies.

3.1 Covenants of the Company. The Company shall use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the managers as provided in this Agreement.

3.2 Specific Enforcement. Each party acknowledges that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, each of the Company and the Unitholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4. “Bad Actor” Matters.

4.1 Definitions. For purposes of this Agreement:

(a) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(b) “Disqualified Designee” means any manager designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

(c) “Disqualification Event” means a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

(d) “Rule 506(d) Related Party” means, with respect to any Person, any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) under the Securities Act.

4.2 Representations.

(a) Each Person with the right to designate or participate in the designation of a manager pursuant to this Agreement hereby represents that (i) such Person has exercised reasonable care to determine whether any Disqualification Event is applicable to such Person, any manager designee designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable and (ii) no Disqualification Event is applicable to such Person, any Management Committee member designated by such Person pursuant to this Agreement or any of such Person’s Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Notwithstanding anything to the contrary in this Agreement, each Investor makes no representation regarding any Person that may be deemed to be a beneficial owner of the Company’s voting equity securities held by such Investor solely by virtue of that Person being or becoming a party to (x) this Agreement, as may be subsequently amended, or (y) any other contract or written agreement to which the Company and such Investor are parties regarding (1) the voting power, which includes the power to vote or to direct the voting of, such security; and/or (2) the investment power, which includes the power to dispose, or to direct the disposition of, such security.

(b) The Company hereby represents and warrants to the Investors that no Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

4.3 Covenants. Each Person with the right to designate or participate in the designation of a manager pursuant to this Agreement covenants and agrees (i) not to designate or participate in the designation of any manager designee who, to such Person’s knowledge, is a Disqualified Designee, (ii) to exercise reasonable care to determine whether any manager designee designated by such person is a Disqualified Designee, (iii) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Management Committee and designate a replacement designee who is not a Disqualified Designee, and (iv) to notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, or, to such Person’s knowledge, to such Person’s initial designee named in Section 1, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

5. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first public offering of its Common Units (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its unit option, unit purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Unitholders in accordance with the Restated Operating Agreement, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 2 with respect to such Sale of the Company; or (c) termination of this Agreement in accordance with Subsection 6.8 below.

6. Miscellaneous.

6.1 Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional units of Series A Preferred Units after the date hereof, as a condition to the issuance of such units the Company shall require that any purchaser of such units become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Unitholder hereunder. In either event, each such person shall thereafter be deemed an Investor and Unitholder for all purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue units to such Person (other than to a purchaser of Preferred Units described in Subsection 6.1(a) above), following which such Person shall hold Units constituting one percent (1%) or more of the then outstanding units of the Company (treating for this purpose all Common Units issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Unitholder and thereafter such person shall be deemed a Unitholder for all purposes under this Agreement.

6.2 Transfers. Each transferee or assignee of any Units subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Unitholder. The Company shall not permit the transfer of the Units subject to this Agreement on its books or issue a new certificate representing any such Units unless and until such transferee shall have complied with the terms of this Subsection 6.2. Each certificate instrument, or book entry representing the Units subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Subsection 6.12.

6.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Unitholders at such address as may be furnished to the Company from time to time. If notice is given to the Company, it shall be sent to 3675 Market Street, Suite 200, Philadelphia, PA 19104 and a copy shall also be sent to Walter J. Mostek, Jr. at Faegre Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103.

(b) Consent to Electronic Notice. Each Investor consents to the delivery of any unitholder notice pursuant to the Delaware Limited Liability Company Act (the “Act”) as amended or superseded from time to time, by electronic transmission pursuant to Section Title 6 of the Act (or any successor thereto) at the electronic mail address or the facsimile number as on the books of the Company. Each Unitholder shall promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

6.8 Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated (other than pursuant to Section 4.1) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; and (b) the holders of at least 80% of the Common Units (on a fully diluted basis, including all Common Units issued or issuable upon conversion of the Preferred Units) voting together as a single class. Notwithstanding the foregoing:

(a) this Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or other Unitholder without the written consent of such Investor or Unitholder unless such amendment, modification, termination or waiver applies to all Investors or Unitholders, as the case may be, in the same fashion;

(b) the provisions of Subsection 1.2(a) and this Subsection 6.8(b) may not be amended, modified, terminated or waived without the written consent of the holders of a majority of the Series A Preferred Units;

(c) the provisions of Subsection Error! Reference source not found. and this Subsection 6.8(c) may not be amended, modified, terminated or waived without the written consent of the holders of a majority of the Series Seed Units;

(d) the provisions of Subsection 1.2(c) and this Subsection 6.8(d) may not be amended, modified, terminated or waived without the written consent of Martin Lehr;

(e) Schedules A hereto may be amended by the Company from time to time in accordance with Subsection 1.3 of the Purchase Agreement to add information regarding additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto; and

(f) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, modification, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, modification, termination or waiver. For purposes of this Subsection 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Unitholders circulated by the Company and executed by the Unitholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Entire Agreement. This Agreement (including the Exhibits hereto), and the Restated Operating Agreement and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.12 Share Certificate Legend. Each certificate, instrument, or book entry representing any Units issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE UNITS REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company shall cause the certificates instruments, or book entry evidencing the Units, if any, issued after the date hereof to be notated with the legend required by this Subsection 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Units upon written request from such holder to the Company at its principal office. The failure to cause the certificates, instruments, or book entry evidencing the Units to be notated with the legend required by this Subsection 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13 Splits, Dividends, etc. In the event of any issuance of Units or the voting securities of the Company hereafter to any of the Unitholders (including, without limitation, in connection with any split, dividend paid in units, recapitalization, reorganization, or the like), such Units shall become subject to this Agreement and shall be notated with the legend set forth in Subsection 6.12.

6.14 Manner of Voting. The voting of Units pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Units pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

6.16 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.17 Aggregation of Units. All Units held or acquired by a Unitholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

CONTEXT THERAPEUTICS LLC

By:	/s/ Martin Lehr

Name:	Martin Lehr
Title:	Chief Executive Officer

Series A UNITHOLDERS:

MARTIN LEHR 2000 TRUST

By:	/s/ Martin Lehr
Name:	Martin Lehr
Title:	Trustee

SCHEDULE A

Series A INVESTORS

Name	Number of Units Held

Martin Lehr 2000 Trust	1,279,985

SCHEDULE B

Series Seed Investors

Name	Number of Units Held

Anthony Ford Hutchinson	14,341

Arnold and Bette Hoffman	577,794

RBB Partners LP	597,952

Cornerstone Search	85,657

Loeb Holding Corp.	855,064

David, Kemp and Frank LLC	71,738

Chris Beck	210,027

Dan Soland	150,591

Hoffman Investment Company	762,896

DARCO Investments LLC	377,559

David & Karen Jones	75,360

Rowena McBeath	72,116

Deepak Lala	210,027

Evan Dick	159,523

Gary Applebaum	74,901

Erlbaum 2005 Family Trusts	143,864

Gary and Linda Rubin	73,592

Jason Hersh	75,663

John and Jean Brennan	204,032

Joseph Zuritsky	71,867

Josh Albert	75,674

Laura Spain	317,901

Manu Shachindra Gambhir	36,572

Mark and Jill Fishman	627,787

Mark Silversmith	37,024

Martin Lehr 2000 Trust	3,518,856

MS Clinical (Med Source)	50,473

Joseph Ventures Allium LLC	914,733

Michael & Rachel Wagler	29,828

Michael Dougherty	71,013

PCL Investments	779,253

Neal Walker	74,539

Rich Morris	621,792

ZW Family Partnership, L.P.	318,822

Torrey Pines Investments, LLC	70,503

The Roy S. Neff 2012 Trusts	375,234

Attolon Partners	37,415

Scott Applebaum	621,792

Seth & Ellyn Lehr	1,575,958

Steven Erlbaum	308,102

Adam Jacob Investments LLC	308,102

Vin Milano	73,143

Zach Silversmith	36,982

Series A INVESTORS

Name	Number of Units Held

Martin Lehr 2000 Trust	1,278,314

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on December 22, 2020, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of December 22, 2020 (the “Agreement”), by and among the Company and certain of its Unitholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain units of the units of the Company (the “Units”) or options, warrants, or other rights to purchase such Units (the “Options”), for one of the following reasons (Check the correct box):

☐ As a transferee of Units from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Unitholder” for all purposes of the Agreement.

☐ As a new Investor in accordance with Subsection 6.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Unitholder” for all purposes of the Agreement.

☐ In accordance with Subsection 6.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Unitholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Units [Options], and any other units or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	CONTEXT THERAPEUTICS LLC
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: